UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust

(Name of registrant as specified in its charter)

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On April 8, 2019, Texas Pacific Land Trust sent the following letter to holders of Sub-share Certificates of Proprietary Interest:

Texas Pacific
Land Trust

1700 Pacific Ave., Ste. 2770 Dallas, TX 75201

Dear Texas Pacific Land Trust Shareholders,

At our Special Meeting of shareholders on May 22, you will have the opportunity to elect a new Trustee to oversee Texas Pacific Land Trust (NYSE: TPL). This is a uniquely important decision that affects the future of your investment. We urge you to review the information below and vote FOR the Trust’s nominee, retired four-star General Donald “Don” G. Cook, using the BLUE proxy card. General Cook’s exemplary biography and impeccable credentials are included in this letter, and you can read more information by visiting www.TrustTPL.com.

As your current Trustees, we are proud of what we have delivered – including total shareholder returns of 733% since January 1, 2014 . By comparison, the S&P 500 returned 74% during the same timeframe, while WTI crude oil prices decreased by 36%. In fact, TPL outperformed all but two S&P 500 companies over this time period. Even some of the stock market’s brightest stars, including Apple and Amazon, have not seen that level of share price appreciation. We are confident that General Cook is the right person to continue this amazing trajectory in the interests of all shareholders.

Total Shareholder Returns [1,2]

TPL’s Trustees and management have led the Trust through a period of expansive growth and have been prudent stewards of its capital and core assets for more than a century. As a result of thoughtful and shareholder-focused management of the Trust, TPL’s shareholders are benefitting from unparalleled returns. As drilling in the Permian Basin has accelerated in recent years, we have positioned the Trust’s extensive land assets to maximize benefit from these favorable market conditions.

We also recognized the need for water management in the Permian Basin and recruited the best employees within the industry to create Texas Pacific Water Resources (TPWR), which provides a full-service water offerings to operators in the Permian Basin. The investments we have made in TPWR have proven to be the right business decisions for our shareholders. Since its formation less than two years ago, TPWR revenue has increased more than five-fold to $24.4 million in the fourth quarter of 2018 compared to $4.8 million in the first quarter of 2017. TPWR still has significant room for growth with the benefit of TPL’s investment and expertise.

[1] Through April 5, 2019. Total return includes stock price appreciation and reinvested dividends.

[2] Excludes companies that do not have total shareholder returns over this full period (e.g. IPOs occurring after Jan. 1, 2014). There are no true peers for TPL as of now.

We are executing a strategy to build on this track record of success for the benefit of the Trust and its shareholders. We have given considerable time and thought to identifying the next Trustee for TPL, and we are confident that General Cook has the experience and leadership to build on TPL’s tremendous momentum. Help us continue this momentum by electing General Cook as your next Trustee on the BLUE  proxy card. You can also see more information regarding General Cook by visiting www.TrustTPL.com.

Unfortunately, this momentum is at risk. A group of dissidents has nominated a different candidate in opposition to the Trust. The Trust has serious concerns with the dissident nominee’s judgment and intentions.

We urge you NOT to sign or return any white proxy cards you may receive from this group. If you have previously voted using the white proxy card, you can revoke your vote by using the enclosed BLUE proxy card to vote. Only your latest-dated vote will count—any prior proxy card may be revoked at any time prior to the closing of the polls at the Special Meeting on May 22.

Thank you for your support.

Sincerely,

John R. Norris III and David E. Barry

Trustees

If you have any questions or need assistance in voting your shares, please contact the Trust’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Additional Information and Where to Find It

Texas Pacific has filed its definitive proxy statement on Schedule 14A and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for the Special Meeting. Texas Pacific, its trustees and its executive officers are participants in the solicitation of proxies from holders of Texas Pacific sub-share certificates in connection with the matters to be considered at the Trust’s upcoming Special Meeting. Information regarding the names of the Trustees and executive officers and their respective interests in the Trust by security holdings or otherwise is set forth in the Texas Pacific’s definitive proxy statement. HOLDERS OF TEXAS PACIFIC SUB-SHARE CERTIFICATES ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND BLUE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. A free copy of the Texas Pacific’s definitive proxy statement and other relevant documents that Texas Pacific files with the SEC may be obtained through the SEC’s website at www.sec.gov or at Texas Pacific’s website at www.tpltrust.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This letter may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this letter, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.